As filed with the Securities and Exchange Commission on June 6, 2018

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NABORS INDUSTRIES LTD.

(Exact name of registrant as specified in its charter)

Bermuda	1381	98-0363970
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification number)

CROWN HOUSE, SECOND FLOOR
4 PAR-LA-VILLE ROAD
HAMILTON, HM08
BERMUDA
TELEPHONE:  +1 (441) 292-1510

(Address, including zip code, and telephone number, including area code, of principal executive offices)

NABORS INDUSTRIES LTD. 2016 STOCK PLAN, AS AMENDED

(Full title of the plan)

JOSEPH G. WALKER
DEPUTY GENERAL COUNSEL
NABORS CORPORATE SERVICES, INC.
515 WEST GREENS ROAD, SUITE 1200
HOUSTON, TEXAS 77067
TELEPHONE:  (281) 874-0035

(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:

JAMES H. BALL, ESQ.

BRETT D. NADRITCH, ESQ.

MILBANK, TWEED, HADLEY & MCCLOY LLP

28 LIBERTY STREET

NEW YORK, NEW YORK 10005

TELEPHONE:  (212) 530-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐		(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Shares, par value $0.001 per share, to be issued under the Nabors Industries Ltd. 2016 Stock Plan, as amended by Amendment No. 1	10,500,000 Common Shares	$7.27	(2)	$76,335,000	(2)	$9,503.71

(1)                                 The Registrant has previously registered 8,000,000 Common Shares for issuance under the Nabors Industries Ltd. 2016 Stock Plan, as amended  (the “2016 Stock Plan”). The Registrant’s shareholders approved Amendment No. 1 to the 2016 Stock Plan at the Registrant’s 2018 annual meeting of shareholders which increases the Common Shares reserved for issuance under the 2016 Stock Plan by 10,500,000 Common Shares. This registration statement is registering the additional 10,500,000 Common Shares approved by the Registrant’s shareholders for issuance under the amended 2016 Stock Plan.  Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, there shall also be deemed registered hereby such additional number of ordinary shares of the Registrant as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)                                 Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices for the Common Shares as quoted on the New York Stock Exchange on June 4, 2018 of $7.27 per Common Share.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Nabors Industries Ltd. (the “Registrant” or the “Company”) is not filing with or including in this Form S-8 the information called for in Part I of the Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).

EXPLANATORY NOTE

This Registration Statement has been filed for the purpose of registering an additional 10,500,000 common shares (the “Common Shares”), par value $0.001 per share, of the Company that may be offered or sold to the participants of 2016 Stock Plan. The additional Common Shares are in addition to the Common Shares previously registered for issuance on the Registrant’s Registration Statement on Form S-8 filed with the Commission on July 29, 2016 (Reg. No. 333-212781) (the “Prior Registration Statement”).  Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated by reference herein and made a part of this Registration Statement, except as presented below in Part II, Item 3. Incorporation of Documents by Reference and Item 8. Exhibits.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                 Incorporation of Documents by Reference.

The documents listed below are filed with the U.S. Securities and Exchange Commission (the “Commission”) by Nabors Industries Ltd. (the “Company”), and are incorporated herein by reference (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information).

•                  The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the Commission on March 1, 2018, as amended by Amendment No. 1 filed on March 29, 2018 (together, the “2017 10-K”).

•                  The Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 26, 2018, to the extent incorporated by reference into the 2018 10-K.

•                  The Company’s Quarterly Report on Form 10-Q for the three-month period ended March 31, 2018 filed with the Commission on May 3, 2018.

•                  The Company’s Current Reports on Form 8-K filed with the Commission on January 17, 2018,  January 23, 2018 and May 14, 2018.

•                  The description of the Nabors’ common shares contained in its Registration Statement on Form S-4, filed on January 2, 2002, as amended by Pre-Effective Amendment No. 1, Pre-

Effective Amendment No. 2, Pre-Effective Amendment No. 3 and Pre-Effective Amendment No. 4 to Form S-4, filed on March 25, 2002, April 17, 2002, April 29, 2002, and May 10, 2002, respectively (Registration No. 333-76198).

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any portion of such filings that are furnished under applicable Commission rules rather than filed, such as Current Reports on Form 8-K furnishing information pursuant to Items 2.02 and 7.01, including any exhibits included with such information) after the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.  Copies of these documents are not required to be filed with this Registration Statement.

Item 8.                                 Exhibits.

Exhibit No.	Document Description

4.1

Memorandum of Association of Nabors Industries Ltd. (incorporated by reference to Annex II to the proxy statement/prospectus included in Nabors Industries Ltd.’s Registration Statement on Form S-4 (Registration No. 333-76198) filed with the Commission on May 10, 2002, as amended).

4.2

Amended and Restated Bye-laws of Nabors Industries Ltd. (incorporated by reference to Exhibit 3.2 to Nabors Industries Ltd.’s Form S-8 (File No. 333-212781) filed with the Commission on July 29, 2016).

4.3	Certificate of Designations of Nabors Industries Ltd. (incorporated by reference to Exhibit 3.1 to Nabors Industries Ltd.’s Form 8-K (File No. 001-32657) filed with the Commission on May 14, 2018

5.1	Opinion of Conyers Dill & Pearman regarding the legality of the securities being registered.*

23.1	Consent of PricewaterhouseCoopers LLP.*

23.3	Consent of Conyers Dill & Pearman (included in Exhibit 5.1).*

24.1	Power of Attorney (included in signature page to this Registration Statement).*

99.1	Nabors Industries Ltd. 2016 Stock Plan (incorporated by reference to Annex C to Nabors Industries Ltd. Definitive Proxy Statement (File No. 001-32657) filed with the SEC on April 26, 2018).

99.2

Amendment No. 1 to the Nabors Industries Ltd. 2016 Stock Plan (incorporated by reference to Annex B to Nabors Industries Ltd. Definitive Proxy Statement (File No. 001-32657) filed with the SEC on April 26, 2018).

* Filed herewith

Item 9.                                 Undertakings.

(a)                                 The Company hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement; and

(2)                                 That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda on June 5, 2018.

NABORS INDUSTRIES LTD.

By:	/s/ Mark D. Andrews
Name:	Mark D. Andrews
Title:	Corporate Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony G. Petrello, William Restrepo and Mark D. Andrews each his attorney-in-fact, with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or each his or her substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Anthony G. Petrello	Chairman, President and Chief Executive Officer	June 5, 2018
Anthony G. Petrello

/s/ William J. Restrepo	Chief Financial Officer	June 5, 2018
William J. Restrepo

/s/ Tanya S. Beder	Director	June 5, 2018
Tanya S. Beder

/s/ James R. Crane	Director	June 5, 2018
James R. Crane

/s/ John P. Kotts	Director	June 5, 2018
John P. Kotts

/s/ Michael C. Linn	Director	June 5, 2018
Michael C. Linn

/s/ Dag Skattum	Director	June 5, 2018
Dag Skattum

/s/ John Yearwood	Director	June 5, 2018
John Yearwood